THIS CONSULTING AGREEMENT made as of the 3rd day of June, 2009

BETWEEN:

NEW MEDIA LOTTERY SERVICES, INC., a corporation incorporated pursuant to the laws of the State of Delaware

(hereinafter called “NMLS”)

OF THE FIRST PART

AND

WILLIAM MOUNCEY, Businessman, of the City of Luebeck in the State of Schleswig-Holstein, Germany

(hereinafter called “Mouncey”)

OF THE SECOND PART

WHEREAS Mouncey provides management consulting services to a number of American companies seeking to market their products and/or services in the European Union and Switzerland;

AND WHERERAS NMLS would like to identify and qualify prospective licensees or joint venture partners in the European Union for the digital lottery content developed by NMLS and/or systems support for existing lotteries,

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the sum of one dollar ($1.00) now paid by each party to the other, the parties hereto covenant and agree with each other as follows:

1.	APPOINTMENT.

                NMLS hereby agrees to retain Mouncey and Mouncey agrees to render services to NMLS as a consultant upon the terms and conditions hereinafter set forth.

2.	TERM

               The term of this Consulting Agreement shall begin as of the date of this Agreement, and shall terminate on May 20th, 2010, unless earlier terminated in accordance with paragraph 8 herein or extended as agreed to between parties.

3.	SERVICES

               During the term of this Agreement, Mouncey shall provide advice to, undertake for and consult with NMLS concerning management, marketing and strategic planning in connection with the identification and qualification of potential licensees or joint venture partners in the European Union for the digital lottery content developed by NMLS and/or systems support for existing lotteries.

4.	COMPENSATION

               In consideration for the provision of the consulting services described in paragraph 3 hereinabove, NMLS agrees to:

(a)
pay Mouncey the sum of $28,000 or, in lieu of cash payment, issue and deliver nine hundred and fifty thousand (950,000) shares of NMLS’s common stock to Mouncey (the “Shares”) and to register the Shares as soon as is practicably possible under the Securities Act of 1933 (the "1933 Act") on a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC");

(b)
pay Mouncey an participation fee commencing on all contracts creating revenues from his efforts. The fees will be determined on a contract by contract basis subject to revenue and profit potentials and will be payable for the life of the contract.

(c)
compensate Mouncey for all expenses incurred by Mouncey relating to the services provided to NMLS pursuant to the terms of this Agreement provided that all travel and accommodation expenses are to be approved by NMLS prior to the activity being undertaken and the liability of NMLS with respect to all other expenses is capped at $300 per month during the term of this Agreement..

5.	REPRESENTATION AND INDEMNIFICATION.

                NMLS shall be deemed to have made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Mouncey and acknowledges its awareness that Mouncey will rely on such continuing representation in disseminating such information and otherwise performing his consulting and advisory functions. In the absence of notice in writing from NMLS, Mouncey will rely on the continuing accuracy of material, information and data supplied by NMLS.

6.	CONFIDENTIAL INFORMATION

Each party may use the information received from the other party pursuant to this Agreement and may provide such information to their respective employees as applicable for their use only in connection with the Agreement.

Each party agrees that it shall use the same means it uses to protect its own confidential and proprietary information to prevent the disclosure and to protect the confidentiality of both

(i)	written information received from the other party which is marked or identified as "confidential",

(ii)	written or verbal information which is of its nature confidential; and

(iii)
oral or visual information identified as confidential at the time of disclosure which is reduced to written form and provided to the other in such written form promptly after such oral or visual disclosure,

The foregoing shall not prevent either party from disclosing information that is:

(iv)	already known by the recipient party prior to the disclosure thereof with no obligation of confidentiality;

(v)	publicly known or becomes publicly known not due to any unauthorized act of the recipient party;

(vi)	rightfully received from a third party;

(vi)	independently developed by the recipient party without use of the other party's Information;

(viii)	disclosed without similar restrictions by the party owning the information to any third party;

(ix)	approved by the other party for disclosure; or

(x)	required to be disclosed pursuant to a governmental or legal requirement provided that the disclosing party gives to the other party written notice of such requirement prior to any such disclosure.

7.	MISCELLANEOUS

Termination: This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

Modification: This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both Parties.

Counterparts: This Agreement may be executed in any number of counterparts by original or facsimile signature by Mouncey and the authorized officer of NMLS each of which counterparts, when executed and delivered, shall be an original but such counterparts together shall constitute one and the same instrument.

Notices: All notices, requests, demands or other instruments or communications required or permitted to be given hereunder or in connection herewith may be sent by telecopier or by mail as follows:

in the case of Mouncey:

William Mouncey
Seydlitzstrasse 12
23564 Luebeck
Germany

Email: williammouncey@aol.com

in the case of NMLS:

New Media Lottery Services, Inc.
370 Neff Avenue, Suite L,
Harrisonburg, VA   22801

Facsimile: 1 540 430 1686
Attention: John Carson, President

Waiver: Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in the State of Delaware. The interpretation and the enforcement of this Agreement shall be governed by Delaware Law as applied to residents of the State of Delaware relating to contracts executed in and to be performed solely within the State of Delaware.

                  IN WITNESS THEREOF, this Agreement has been executed by the Parties as of the date first above written.

New Media Lottery Services, Inc.

John Carson,
President and CEO

Witness	William Mouncey